Exhibit 20.01

                    UNANIMOUS WRITTEN CONSENT OF DIRECTORS
                     TO CORPORATE ACTION WITHOUT MEETING
                                BY ASDAR Group.
                             A Nevada corporation


         The undersigned, Robert Waters, Robert Klein and Jack Sha are the only members of, and therefore, constitute, the Board of Directors of ASDAR Group, a Nevada corporation, and hereby consent, by this writing, to take the following action, to adopt the following resolutions, and to transact the following business of this corporation:

         WHEREAS, the company has accepted the resignation of Jack Sha as Secretary Treasurer and Director of the Corporation, effective immediately.

         RESOLVED, that Jack Sha shall be removed as signing authority on all bank accounts related to ASDAR Group and any of its subsidiaries, effective immediately.

         RESOLVED FURTHER, that Robert Klein, Robert Waters and Joseph Beyrouti. Any two of the above will have authorization to sign on such accounts.

         IN WITNESS WHEREOF, the undersigned have executed this consent as of the 28th day of March, 2001.



DATED:  March 28, 2001                   /s/ Robert Waters
                                             ----------------------
                                             Robert Waters
                                             President and Director


DATED:  March 28, 2001                   /s/ Robert Klein
                                             ----------------------
                                             Robert Klein
                                             Director


DATED:  March 28, 2001                   /s/ Jack Sha
                                             ----------------------
                                             Jack Sha
                                             Secretary and Director